Exhibit 99.2

NOTICE OF PARTIAL REDEMPTION

OLD STONE CORPORATION

has called for redemption certain of its

Cumulative Voting Convertible Preferred Stock, Series B, $20 stated value

1,046,914 Shares outstanding

CUSIP 680293 30 5

Pursuant to Section 3 of the Certificate of the Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights, and the Qualifications, Limitations or Restrictions Thereof (the “Certificate”) establishing its Cumulative Voting Convertible Preferred Stock, Series B, $1.00 par value per share (the “Series B Preferred”), Old Stone Corporation has called for redemption 982,467.44 shares of the Series B Preferred on August 15, 2007 (the “Redemption Date”). The stock transfer books of Old Stone Corporation will be closed with respect to the Series B Preferred as of 5:00 p.m. on July 31, 2007, and will reopen on the business day following the Redemption Date.

The redemption price is $54.35 for each 0.9384 share of the Series B Preferred held (representing 0.6 shares of Series B Preferred redeemed at $20 per share under Section 3.2 of the Certificate, and 0.3384 shares of Series B Preferred redeemed at $20.32 per share under Section 3.1 of the Certificate, plus in each case accrued dividends thereon through the Redemption Date). Payment will be made on a pro rata basis to all shareholders of record of the Series B Preferred, such that for every share held, 0.9384 shares of Series B Preferred will be redeemed (the “Redeemed Shares”) and 0.0616 shares will remain outstanding.

Payment for the Series B Preferred shares submitted for redemption will be made upon receipt of the certificates representing the Series B Preferred and a Letter of Transmittal, completed and executed as set forth therein, but in no event will payment be made earlier than August 15, 2007. All rights and preferences as to the Redeemed Shares, including the accrual of dividends, will cease on and after August 15, 2007.

Each shareholder of record of the Series B Preferred will be mailed a copy of the Letter of Transmittal, with instructions, as soon as practicable after the stock transfer books are closed on July 31, 2007. Thereafter, questions and requests for assistance or additional copies of the Letter of Transmittal should be directed to Wells Fargo Bank, N.A., as paying and redemption agent, 625 Marquette Avenue, MAC N9311-110, Minneapolis, MN 55479, telephone 1-866-631-0175 (toll free).

This Notice of Redemption has been sent to all holders of record as of June 27, 2007.

Old Stone Corporation
June 29, 2007